Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus dated June 2, 2025

Relating to the Prospectus Supplements dated March 10, 2025, May 1, 2025, and May 22, 2025 and Relating to the Preliminary Prospectus Supplement dated June 2, 2025

Registration No. 333-284510

On June 3, 2025, MicroStrategy Incorporated d/b/a Strategy (the “Company”) posted an investor presentation on strategy.com/investor-relations. A copy of the slides included in the investor presentation and a transcript of the investor presentation are attached hereto as Exhibits A and B, respectively.

The Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement (including a prospectus), a preliminary prospectus supplement and prospectus supplements to the prospectus for the offerings to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus supplements and accompanying prospectus in that registration statement and other documents incorporated by reference or that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.strategy.com.

***

Exhibit A Investor Presentation STRD (“Stride”) June 2025 Copyright © 2025 Strategy. All Rights Reserved.

Strategy Perpetual Preferred Offering Disclaimer This presentation is neither an offer to sell nor a solicitation of an offer to buy any securities of the MicroStrategy Incorporated d/b/a Strategy (“Strategy”, the Company , we , us or our ), and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Company has filed with the U.S. Securities and Exchange Commission (the SEC ) a registration statement on Form S-3 (including a prospectus) and a preliminary prospectus supplement to the prospectus for the offering to which this presentation relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus in that registration statement and the documents incorporated by reference or filed as exhibits to the registration statement for more complete information about the Company and this offering. You may obtain these documents and other documents for free by visiting EDGAR on the SEC website. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by phone 1-888-603-5847, or by email: barclaysprospectus@broadridge.com, Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by phone: 1-866-718-1649 or by email: prospectus@morganstanley.com, TD Securities (USA) LLC, 1 Vanderbilt Avenue, 11th Floor, New York, NY 10017, by phone: 1-855-495-9846 or by email: TD.ECM_Prospectus@tdsecurities.com, or Moelis & Company LLC, 399 Park Avenue 4th Floor, New York, NY 10022, by phone: 1-800-539-9413. No representation or warranty of any kind (whether express or implied) is given by the Company or any of its affiliates or any of their respective directors, officers, employees, advisors, agents or representatives (and any warranty expressed or implied by law is hereby excluded to the fullest extent possible) as to the accuracy or completeness of the content of this presentation or of any other document or written or oral information supplied at any time by or on behalf of the Company or of any opinions or projections expressed herein or therein (including, without limitation, in respect of the accuracy, completeness, timeliness, or sufficiency of this presentation), nor is any such party under any obligation to update this presentation or correct any inaccuracies or omissions in it which may exist or become apparent. To the maximum extent permitted by law, the Company and its affiliates and their respective directors, officers, employees, advisors, agents and representatives (collectively, the “Representatives”) disclaim any and all liability relating to this presentation and none of the Company nor any of its Representatives shall have any liability to any party for any claim, loss, damage or liability in any way arising from or relating to the use or review of this presentation (including, without limitation, any actions or inactions, reliance or decisions based upon this presentation), any errors in, or omissions from, this presentation (including, without limitation, the correctness, accuracy, completeness, timeliness, sufficiency, quality, pricing, reliability, performance, adequacy, or reasonableness of the information contained in this presentation), or otherwise in connection with this presentation. To the maximum extent permitted by law, none of the Company nor any of its Representatives will be liable, in any event, for any special, indirect, consequential, or punitive loss or damage of any kind arising from, relating to or in connection with this presentation. The Company does not provide, and this presentation does not constitute, any form of legal, accounting, taxation, regulatory, or actuarial advice. Forward Looking Statements. Statements in the document, including those regarding the possible or assumed future or other performance of the Company or its industry or other trend projections, constitute forward-looking statements and are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those set forth under the “Risk Factors” in the Company’s annual report on Form 10-K and the Company’s quarterly reports on Form 10-Q and the preliminary prospectus supplement and registration statement, because they relate to events and depend on circumstances that will occur in the future whether or not outside the control of the Company. Such factors may cause actual results, performance or developments to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there can be no assurance that such forward-looking statements will prove to be correct. You should not place undue reliance on forward-looking statements. They speak only as at the date of this presentation. Past performance does not guarantee or predict future performance. Moreover, the Company and its affiliates and their respective officers, employees and agents do not undertake any obligation to review, update or confirm expectations or estimates or to release any revisions to any forward-looking statements to reflect events that occur or circumstances that arise in relation to the content of the presentation. Market and Industry Data. Unless otherwise indicated, market data and certain industry forecast data used in this presentation were obtained from internal reports, where appropriate, as well as third-party sources and other publicly available information. While the Company believes that each of the publications used throughout this Presentation are prepared by reputable sources, the Company has not independently verified market and industry data from third-party sources. In addition, assumptions and estimates of the Company and its industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause future performance to differ materially from assumptions and estimates. Illustrative Information. This presentation is provided as of the date hereof, does not purport to be all-inclusive or necessarily contain all information that may be of interest to the recipient, and is subject to change, amendment, update, completion, and review without notice. In particular, please note that any illustrative return or dividend information are, at this stage, preliminary estimates only and have not been verified, audited, or subjected to an independent accounting or auditing review. In particular, returns may vary depending on, amongst other factors, market conditions. The Company expressly disclaims any obligations to update the information in this presentation to the fullest extent permitted by applicable law. Any illustrative information included in this presentation is provided solely for illustrative purposes to enhance the reader’s ability to assess our financial and business performance. Such illustrative information has not been verified, audited, or subject to an independent accounting or auditing review and is not indicative of historical, present, or future returns or outcomes. Any returns or outcomes may vary depending on, among other factors, market conditions. There can be no assurance that these illustrative results will result or be achieved, and actual results and outcomes may vary materially from these illustrative examples. Copyright © 2025 Strategy. All Rights Reserved. 2

STRD (“Stride”) Summary of Terms Issuer • Strategy Security • Perpetual Stride Preferred Stock (STRD) Ranking • Senior only to MSTR common stock, junior to STRK, STRF, and to debt Stated Amount • $100 per share of STRD • Adjusted periodically to the greater of (1) the Stated Amount per share of STRD; and (2) the Fair Market Value (as defined) per share of Liquidation Preference STRD • Non-cumulative dividends at 10% per annum on the Stated Amount, payable quarterly in cash when, as and if declared by Strategy’s board of directors, out of funds legally available for their payment Fixed Dividend • The issuer cannot pay any dividends on common stock if it has not made the most recent quarterly dividend payment on STRD Fundamental Change Put • Upon the occurrence of certain business combination transactions, each holder of STRD will have the right to require Strategy to Right repurchase its STRD at a repurchase price equal to the Stated Amount thereof, plus any declared and unpaid dividends • Non-callable for life, except for certain adverse tax scenarios or if <25% of the number of shares of STRD issued in this offering or in any Issuer Call Option future offering remain outstanding. Redemption price is equal to the Liquidation Preference at the time the related redemption notice is sent, plus any declared and unpaid dividends Governance • STRD does not have common stock voting rights STRD Listing • Expected to be listed on Nasdaq as soon as reasonably practicable Lockup • 30 days for Issuer solely related to future issuances of STRD Distribution • SEC Registered For illustrative purposes only; does not constitute investment advice and should not form the basis for an investment in STRD, MSTR or any other securities. Please refer to the STRD prospectus supplement and description of preferred stock for complete information regarding the product and offering. Copyright © 2025 Strategy. All Rights Reserved. 3

Strong Performance for both STRK and STRF since Launch $103.16 STRK +29% since launch $1.24 (vs -6.1% for other div/share (1) prefs ) $81.00 $80 initial pricing $103.59 STRF +22% since launch (vs -4.6% for other (1) prefs ) $88.00 $85 initial pricing 31-Jan-25 28-Feb-25 31-Mar-25 30-Apr-25 30-May-25 Past performance is not indicative of future results. STRK and STRF performance based on initial offering prices of $80.00 and $85.00, respectively. (1) Source: Bloomberg. Median price performance since day of initial pricing of respective preferred stock until May 30, 2025. Includes all U.S. dollar convertible preferred and non-convertible preferred securities offered since January 2015. Excludes mandatory convertible preferred, unlisted securities, and closed end funds (Sample size = 731). Copyright © 2025 Strategy. All Rights Reserved. 4

Strong Performance for both STRK and STRF Over Last Month $103.59 STRF $103.16 +13% last month STRK +15% last month $91.65 $89.50 30-Apr-25 30-May-25 ~$240 million of STRK issued through the $21 billion ATM program in the last month nd (1) ~$49 million of STRF issued through the $2.1 billion ATM program since May 22 Note: Past performance is not indicative of future results. (1) $2.1bn STRF ATM was announced on May 22, 2025. Copyright © 2025 Strategy. All Rights Reserved. 5

Annualized Asset Performance Chart Over Four Years 103% 57% 25% 12% 11% 6% -4% (1) (2) MSTR Bitcoin Magnificent 7 S&P 500 Gold Real Estate Bonds Performance since August 10, 2020, when Strategy adopted its bitcoin strategy. Source: FactSet as of May 30, 2025. Note: Past performance is not indicative of future results. (1) Real Estate refers to iShares Residential and Multisector Real Estate ETF (REZ) (2) Bonds refers to PIMCO Active Bond ETF (BOND). Copyright © 2025 Strategy. All Rights Reserved. 6

MSTR has outperformed all major assets and S&P 500 stocks 2885% Big Tech Stocks Key Assets and Indices 1110% 775% 266% 150% 146% 131% 121% 76% 78% 74% 62% 30% 17% -20% (1) Asset performance since August 10, 2020, when Strategy adopted its bitcoin strategy. Source: FactSet as of May 30, 2025. Note: Past performance is not indicative of future results. (1) Bonds refers to PIMCO Active Bond ETF (BOND). Copyright © 2025 Strategy. All Rights Reserved. 7

Source: FactSet as of May 30, 2025. Note: Past performance is not indicative of future results. Copyright © 2025 Strategy. All Rights Reserved. 8

MSTR Convertible Bonds Performance Since Issuance 224% 157% 117% 113% 98% 74% 65% 59% 10% - 10% (1) 2025 2027 2028 2029 2030 2030 2031 2032 Blended Bitcoin (1) Convert Convert Convert Convert Convert Convert Convert Convert Convert (0.625%) (0.000%) Source: FactSet as of May 30, 2025. Note: Performance of 2025 and 2027 convertible bonds measured through their respective dates of redemption. Past performance is not indicative of future results. (1) Weighted average appreciation of the bonds and bitcoin from the respective issuance dates of bonds. Copyright © 2025 Strategy. All Rights Reserved. 9

(1) MSTR Performance Metrics (2) Annualized Return Options Market BSE Return 103% 4.3x 2885% #1 vs top S&P 500 IBIT, #1 amongst Crypto Complex #1 vs top S&P 500 (3) (4) Implied Volatility Options Open Interest Options Open Interest as % of Market Cap 53% $93.7 B 100% #6 vs top S&P 500 #2 vs top S&P 500 #1 vs top S&P 500 (5) (6) Bitcoin NAV Daily Traded Volume Daily Traded Volume as % of Market Cap $61 B $5.6 B 6.0% #1 corporate BTC holder #10 vs top S&P 500 #3 vs top S&P 500 Note: Past performance is not indicative of future results. (1) As of May 30, 2025. (2) The percentage return on MSTR Price since August 10, 2020, the beginning date of the Bitcoin Standard Era. (3) A measure of the market's expectation of the future volatility of MSTR Price over the life of the options on MSTR. (4) The product of (i) total number of outstanding option contracts on MSTR, (ii) 100 shares of MSTR and (iii) MSTR Price. (5) BTC NAV = the number of bitcoins held by MSTR multiplied by the market price of bitcoin. (6) Average trading volume over last 30 calendar days. Copyright © 2025 Strategy. All Rights Reserved. 10

42/42 Capital Raising Plan – 36% Complete Capital raised & remaining available ($ billion) under 42/42 Plan 56% Remaining Equity issued Equity $18.6 $42B $23.4 16% $84B Remaining Fixed Converts, $35.3 $42B $5.0 Income STRF, $0.8 STRK, $0.9 • Issued $316M STRK and $49M STRF through ATMs to facilitate orderly, liquid market for institutional buyers • Remaining ATM capacity of $18.6B for MSTR, $20.7B for STRK, and $2.1B for STRF (1) • Long-term leverage ratio target of 20-30% through issuance of fixed income securities Note: As of 8-K filed on June 2, 2025. (1) Leverage ratio is the ratio of total debt and total preferred outstanding to the value of our Bitcoin holdings. Copyright © 2025 Strategy. All Rights Reserved. 11

YTD Performance vs. 2025 Targets (BTC KPIs) Reflects the incremental value generated through Strategy treasury operations (1) (1) ₿TC Yield % ₿TC $ Gain ($ billion) Annual Target Minimum 25% Annual Target $15 Billion $15.0 25.0% BTC Gain 75,826 BTC Price $105,000 16.9% $8.0 Target 2025 YTD 2025 Target 2025 YTD 2025 (1) Presented for illustrative purposes only. BTC Yield is not equivalent to yield in the traditional financial context and BTC $ Gain is not equivalent to “gain” in the traditional financial context. BTC $ Gain does not represent the fair value gain on our bitcoin holdings. YTD metrics are as of the 8-K filed on June 2, 2025. Copyright © 2025 Strategy. All Rights Reserved. 12

Bitcoin Debt Coverage Strategy’s bitcoin holdings at $105,000 per bitcoin provide significant coverage of its indebtedness Bitcoin Debt Coverage ($B) $61 $56 $(5) 0% due 2029 and $61BN BTC 0% due 2030 are the only convertible = ~12x Coverage tranches for which $5BN Out-of-Money the conversion option is not Converts currently in the (2) money Bitcoin Coverage Adjus Pro Forma ted Val Val ue ue of Existing (1) (1) of Bitcoi Bitcoin n Holdin Holdings gs Out-of-the-Money Convertibles Note: Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. (1) Includes $250M estimated bitcoin purchase with STRD offering proceeds. (2) Based on the share price of $369.06 as of May 30, 2025. Copyright © 2025 Strategy. All Rights Reserved. 13

Bitcoin Dividend Coverage

Strategy's bitcoin holdings at $105,000 per bitcoin provide significant coverage of preferred dividends



Bitcoin Dividend Coverage ($B)
$61
$(5)
$56
÷
$0.19
STRD
STRK
STRF
=
~290 years of STRF & STRK dividends
~37 years of preferred dividends if BTC declined by 75%(2)
Adjusted Value of Bitcoin Holdings(1)
Existing Out-of-the-Money Convertibles
Bitcoin Coverage
Annual Preferred Dividends

Note: Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results.
(1) Includes $250M estimated bitcoin purchase with STRD offering proceeds.
(2) Equal to 25% of $61B pro forma bitcoin holdings, less $8.2B of out-of-the-money convertibles, divided by sum of annual STRK dividends, STRF dividends, and estimated STRD dividends assuming $250M issuance.

Copyright © 2025 Strategy. All Rights Reserved.

14

Strategy Capital Structure Strategy’s debt and preferred securities are significantly supported by the value of the Company’s bitcoin reserves and have a substantial equity cushion $112B Equity Surplus Bitcoin Surplus (2) Pro Forma STRD Preferred Stock STRK Preferred Stock $61B STRF Preferred Stock $102B Converts $50B $0.25B $0.25B $1.07B $1.07B $0.90B $0.90B $8B $8B (1) Bitcoin Equity Note: As of 8-K filed on June 2, 2025. (1) Reflects fully diluted equity market value as per closing share price on May 30, 2025. (2) STRD Preferred Stock is junior to both STRF Preferred Stock and STRK Preferred Stock, including accumulated and unpaid dividends on STRF Preferred Stock and STRK Preferred Stock Copyright © 2025 Strategy. All Rights Reserved. 15

Long-Dated, Staggered Maturities of Convertible Debt • Called the $1.05B convertible senior notes due 2027 in January 2025, electing to settle conversions in common stock • Issued $2B convertible senior notes due 2030 in February 2025 • Low blended cost of interest for all convertible notes Total $8.2B convertible debt outstanding $3,000M at weighted average annual fixed (2) interest rate of 0.421% $2,000M $1,010M $800M $800M $604M 2025 2026 2027 2028 2029 2030 (0.625%) 2030 (0%) 2031 2032 (1) Instrument 0.625% 0.000% 0.625% 0.000% 0.875% 2.250% Total / Avg Senior Convertible Notes Notes Notes Notes Notes Notes Notes Annualized Interest Expense $6.3M $0.0M $5.0M $0.0M $5.3M $18.0M $34.6M Conversion Price $183.2 $672.4 $149.8 $433.43 $232.7 $204.3 $425.3 (1) Maturity Sep’28 Dec’29 Mar’30 Mar’30 Mar’31 Jun’32 4.8 Yrs (1) Please refer to the FY2024 10-K for a description of the investor controlled put option on the convertible notes. Excludes $9.9M principal amount and interest payable on our other long-term secured debt. (2) Excludes Perpetual Preferred Equity. Copyright © 2025 Strategy. All Rights Reserved. 16

BTC Price Forecast from MSTR Coverage Analysts Firm 2025 2026 2027 2029 / 2030 2033 Barclays $116K Bernstein $200K $500K $1M Benchmark $200K $225K BTIG $150K Cantor $300K Compass Point $160K Maxim $235K Mizuho $116K - $398K Stifel $110K TD Cowen $125K - $155K Average $161K $225K $257K $400K $1M Note: Information presented on this slide is provided for illustrative purposes only. The forecasts regarding the price of bitcoin made by these analysts are theirs alone and do not represent forecasts or predictions made by MSTR or its management and MSTR does not by its reference to such forecasts imply its endorsement of or concurrence with such forecasts. Actual results may vary materially from these illustrative results. Copyright © 2025 Strategy. All Rights Reserved. 17 17

STRD (“Stride”) Copyright © 2025 Strategy. All Rights Reserved. 18 18

STRD is a preferred stock with a 10% perpetual non-cumulative dividend, payable quarterly, non-callable for (1) life , and backed by ~6x Bitcoin coverage at current bitcoin price. (1) Subject to fundamental change repurchase and redemption provisions. Copyright © 2025 Strategy. All Rights Reserved. 19

Benchmarking STRD Building out the Yield Curve for BTC Credit (4) 12% STRD 11% 10% 10% STRF 9% (1) 8% Loans STRK 7% 6% High Yield (2) Bonds 5% Long-term U.S. (3) 4% Treasury Bonds 3% 2% 2% 0.000 2.000 4.000 6.000 8.000 10.000 12.000 14.000 16.000 0 years Effective Duration (years) 15 years Note: Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. “Yield (%)” indicates 30 Day SEC Yield. Sources: (1) BKLN ETF. (2) HYG ETF. (3) TLT ETF. (4) STRD represents illustrative duration and yield assuming issued below Stated Amount. Copyright © 2025 Strategy. All Rights Reserved. 20 20 Yield (%)

Seniority & Volatility of our Securities High STRF 10% fixed dividend, perpetual preferred $2.1 billion ATM STRK 8% fixed dividend, convertible preferred $21 billion ATM STRD 10% fixed non- cumulative dividend, perpetual preferred MSTR Leveraged Bitcoin Exposure $21 billion ATM Low Volatility High Note: Information presented on this slide is provided for illustrative purposes only. Volatility is based on historic activity with respect to STRF, STRK, and MSTR, and is based on illustrative volatility with respect to STRD. Actual results may vary materially from these illustrative results. Copyright © 2025 Strategy. All Rights Reserved. 21 21 Seniority

Innovative Securities Accessible to Various Investors

	STRD	STRK	STRF	Other Prefs[1]
Notional Value Outstanding	$250M	$1,069M	$899M	-
Listing	NASDAQ	NASDAQ	NASDAQ	Varies
Duration	Perpetual[2]	Perpetual[2]	Perpetual[2]	5-30 years
Dividend / Coupon	10%	8%	10%	5-7%
Dividend Accumulation	Non-Cumulative	Cumulative	Cumulative	Varies
Performance Since Issuance	-	29%	22%	-5%
Avg. Daily Trading Volume[3]	-	$32M	$25M	$0.4M
BTC Price Sensitivity	Limited	Perpetual call option on MSTR[2]	Limited	None
Ranking	Senior to MSTR, Junior to STRK, STRF and debt	Senior to MSTR, Junior to STRF and debt	Senior to MSTR and STRK, Junior to debt	Senior to common, Junior to debt
BTC Rating (Collateral Coverage for Other Prefs)	5.9x[2]	6.0x	6.7x	<3x

(1) Includes all U.S. dollar convertible preferred and non-convertible preferred securities offered since January 2015. Excludes mandatory convertible preferreds, unlisted securities, and closed end funds (Sample size = 731). (2) Subject to fundamental change repurchase and redemption provisions. (3) Average trading volume since initial pricing multiplied by face value. (2) Pro forma assuming $250M BTC purchased with proceeds from STRD issuance.
Note: As of May 30, 2025. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations.

Copyright © 2025 Strategy. All Rights Reserved.

22

Strategy₿

Quadruple Strategy to Generate BTC Torque 10.4x 12.8x STRK • Daily rebalancing of 12.8x ATM parameters • Execution of ATMs minute-by-minute STRF • Synchronized BTC Acquisition STRD • Continuous ability for BTC Yield & BTC Gain MSTR 6.9x Note: BTC Torque represented on this slide is based on $105,000 BTC Price, 30% BTC ARR, 2.0x mNAV, STRF / STRK / STRD issued at par, and 8% dividend / 150% conversion premium for STRK. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. Copyright © 2025 Strategy. All Rights Reserved. 23 23

Comparing our Non-Convertible Prefs: STRD & STRF STRF STRD Dividend 10% fixed dividend Term Perpetual, non-callable for life Ranking Senior Preferred Junior Preferred Notional Value Outstanding $899M $250M Effective Yield 9.6% >10% at initial offering price Cumulative DividendsP – Other Features Enhanced Governance – Note: For illustrative purposes only; does not constitute investment advice and should not form the basis for an investment in STRD, STRF, MSTR or any other securities. Please refer to the STRD prospectus supplement and description of preferred stock for complete information regarding the product and offering. Copyright © 2025 Strategy. All Rights Reserved. 24 24

Building our Capital Structure on a Foundation of Bitcoin



~$8B
Convert
Least risk, partial upside
~$3B(1)
STRF
Crown jewel
~$22B(1)
STRK
Fellowship with stipend
~$0.25B
STRD
High yield
~$130B(1)
MSTR
High volatility, leveraged BTC
~$61B BTC
BTC
Digital capital

(1) Includes current outstanding amount and remaining available capacity from the respective ATMs.
Note: As of May 30, 2025

Copyright © 2025 Strategy. All Rights Reserved.

25

Strategy₿

STRD is Strategically Placed to Optimize Leverage


~$8B
Convert
~$3B(1)
STRF
~$22B(1)
STRK
~$0.25B
STRD
~$130B(1)
MSTR
~$61B BTC
BTC
STRD improves BTC Rating of Converts, STRF, and STRK
STRD adds intelligent leverage on MSTR

(1) Includes current outstanding amount and remaining available capacity from the respective ATMs.
Note: As of May 30, 2025

Copyright © 2025 Strategy. All Rights Reserved.

26

Strategy₿

STRD Market Comparisons (1) (2) Asset Class Ticker Net Assets Yield Volatility Fees PFF $14 B 7% 12% 0.46% PGX $4 B 6% 10% 0.50% Preferred Equity FPE $6 B 6% 9% 0.85% PGF $1 B 6% 11% 0.54% PSK $1 B 6% 10% 0.45% HYG $16 B 7% 9% 0.49% High Yield USHY $23 B 8% 9% 0.08% Bonds JNK $7 B 7% 10% 0.40% BKLN $7 B 7% 7% 0.67% Loans SRLN $7 B 8% 7% 0.70% (3) STRD is a non-callable perpetual preferred equity with a non-cumulative 10% dividend, zero fees Source: FactSet as of May 30, 2025. (1) 30-Day SEC Yield. (2) 90-day realized volatility. (3) Subject to fundamental change repurchase and redemption provisions. Copyright © 2025 Strategy. All Rights Reserved. 27

Strategy enables a wide variety of securities based on Bitcoin


Macro Economy
MSTR Treasury Operations
Securities
Technology
Inflation
Entropy
Bitcoin
Capital
Preservation
& Productivity
Bitcoin
$2+ Trillion Asset Class
Issue Securities
Acquire Bitcoin
Adjust Leverage
Fund Dividends
MSTR Bitcoin Reserves
Equity
Fixed Income
580,955 BTC(1)
~$61B USD
Higher Volatility & Leverage
MSTR Options
MSTX, MSTU, MSTZ
MSTR Equity
Spot BTC ETFs
MSTR CB, BMAX
STRK
STRD
STRF
MSTY, IMST, MST
Lower Volatility & Leverage

(1) As of May 30, 2025.

Copyright © 2025 Strategy. All Rights Reserved.

For illustrative purposes only; does not constitute investment advice and should not form the basis for an investment in MSTR or any other securities.

Strategy₿

28

Strategy’s Bitcoin Holdings vs. Biggest Corporate Treasuries Berkshire Hathaway $410B Amazon $157B Google $148B Microsoft $132B Apple $131B Ford $105B Meta $95B General Motors $89B Cash & Cash Equivalents Exxon $67B Bitcoin Holdings NVIDIA $66B Strategy $61B #11 PayPal $56B CVS $48B Note: As of 8-K filed on June 2, 2025. Comparing the Cash & Cash Equivalents including Cash and Short-Term Receivables from most recently reported filings of the S&P 500 Companies. Excludes Financial Services companies. Copyright © 2025 Strategy. All Rights Reserved. 29

Skeptic (0% Using BTC Risk for Credit Analysis BTC ARR) A statistical lens to assess BTC backed fixed income (1) Probability of being undercollateralized during a one-year horizon Bitcoin Volatility BTC Rating LTV 30% 40% 50% 60% 70% 2x 50.0% 1.54% 6.27% 12.79% 19.62% 26.10% 3x 33.3% 0.02% 0.54% 2.58% 6.29% 11.13% 4x 25.0% 0.00% 0.05% 0.58% 2.22% 5.15% 5x 20.0% 0.00% 0.01% 0.15% 0.86% 2.56% 6x 16.7% 0.00% 0.00% 0.04% 0.36% 1.36% 7x 14.3% 0.00% 0.00% 0.01% 0.16% 0.76% 8x 12.5% 0.00% 0.00% 0.00% 0.08% 0.44% 9x 11.1% 0.00% 0.00% 0.00% 0.04% 0.26% 10x 10.0% 0.00% 0.00% 0.00% 0.02% 0.16% 20x 5.0% 0.00% 0.00% 0.00% 0.00% 0.00% 40x 2.5% 0.00% 0.00% 0.00% 0.00% 0.00% (2) Junk grade >3.2% Investment grade <1.0% Note: Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a rating in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations. (1) Calculated as the probability that BTC Rating falls below 1x at the end of one-year, using a lognormal model adjusted for BTC ARR and BTC Volatility. (2) BofA US High Yield Index Option-Adjusted Spread as of May 30, 2025. Copyright © 2025 Strategy. All Rights Reserved. 30

Strategy Liabilities and Capital Structure before STRF Launch

Assuming $83,000 BTC Price, 50% BTC Volatility, and 0% BTC ARR ("Skeptic")

As of March 16, 2025	Notional ($M)	Cum. Notional ($M)	Duration (Yrs)(1)	BTC Rating	BTC Risk(2)	BTC Credit(3)
Debt:						
Convertible 2028	$1,010	$1,010	2.5	41.0x	0%	0 bps
Convertible 2030 (0.000%)	$2,000	$3,010	3.0	13.8x	0%	15 bps
Convertible 2029	$3,000	$6,010	3.2	6.9x	4%	140 bps
Convertible 2030 (0.625%)	$800	$7,414	3.5	5.6x	8%	254 bps
Convertible 2031	$604	$7,414	3.5	5.6x	8%	254 bps
Convertible 2032	$800	$8,214	4.2	5.0x	15%	371 bps
Total Debt	**$8,214**	**$8,214**		**5.0x**		
Preferred Stock:						
STRK	$742	$8,956	13.9	4.6x	54%	565 bps
Total Preferred Stock	**$2,216**	**$8,956**		**4.6x**		
Total Debt & Pref. Stock	**$8,956**	**$8,956**		**4.6x**		

Note: As of March 16, 2025. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations.

(1) Duration calculated until put date for converts. Duration calculated as Macaulay duration for preferred equity.

(2) Calculated as the probability that BTC Rating falls below 1x at the end of the given Duration, using a lognormal model adjusted for BTC ARR and BTC Volatility.

(3) Calculated by annualizing BTC Risk assuming the same risk each year and no recovery if collateral falls short. BTC Credit = (–ln(1 – BTC Risk) ÷ Duration).

Copyright © 2025 Strategy. All Rights Reserved.

31

Strategy₿

Strategy Liabilities and Capital Structure Today

Assuming $105,000 BTC Price, 50% BTC Volatility, and 0% BTC ARR ("Skeptic")

As of May 30, 2025	Notional ($M)	Cum. Notional ($M)	Duration (Yrs)(1)	BTC Rating	BTC Risk(2)	BTC Credit(3)	Market Credit Spread(4)	Spread Premium
Debt:								
Convertible 2028	$1,010	$1,010	2.3	60.4x	0%	0 bps	150 bps	150 bps
Convertible 2030 (0.000%)	$2,000	$3,010	2.8	20.3x	0%	2 bps	925 bps	923 bps
Convertible 2029	$3,000	$6,010	3.0	10.1x	1%	42 bps	850 bps	808 bps
Convertible 2030 (0.625%)	$800	$7,414	3.3	8.2x	3%	95 bps	175 bps	80 bps
Convertible 2031	$604	$7,414	3.3	8.2x	3%	95 bps	800 bps	705 bps
Convertible 2032	$800	$8,214	4.0	7.4x	7%	174 bps	850 bps	676 bps
Total Debt	**$8,214**	**$8,214**		**7.4x**				
Preferred Stock:								
STRF	$898	$9,112	11.3	6.7x	39%	431 bps	550 bps	119 bps
STRK	$1,068	$10,180	13.9	6.0x	49%	483 bps	550 bps	67 bps
Total Preferred Stock	**$1,966**	**$10,180**		**6.0x**				
Total Debt & Pref. Stock	**$10,180**	**$10,180**		**6.0x**				

Note: As of May 30, 2025. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations.

(1) Duration calculated until put date for converts. Duration calculated as Macaulay duration for preferred equity.
(2) Calculated as the probability that BTC Rating falls below 1x at the end of the given Duration, using a lognormal model adjusted for BTC ARR and BTC Volatility.
(3) Calculated by annualizing BTC Risk assuming the same risk each year and no recovery if collateral falls short. BTC Credit = (–ln(1 – BTC Risk) ÷ Duration).
(4) Source: Bloomberg, Kynex. Assuming 0.50% borrow cost and 60% vol to calculate credit spread for convertible notes. Assuming 200 bps embedded call option value in STRK.

Copyright © 2025 Strategy. All Rights Reserved.

32

Strategy₿

Strategy Liabilities and Capital Structure Today

Assuming $105,000 BTC Price, 50% BTC Volatility, and 30% BTC ARR ("Maximalist")

As of May 30, 2025	Notional ($M)	Cum. Notional ($M)	Duration (Yrs)[1]	BTC Rating	BTC Risk[2]	BTC Credit[3]	Market Credit Spread[4]	Spread Premium
Debt:								
Convertible 2028	$1,010	$1,010	2.3	60.4x	0%	0 bps	150 bps	150 bps
Convertible 2030 (0.000%)	$2,000	$3,010	2.8	20.3x	0%	0 bps	925 bps	925 bps
Convertible 2029	$3,000	$6,010	3.0	10.1x	0%	2 bps	850 bps	848 bps
Convertible 2030 (0.625%)	$800	$7,414	3.3	8.2x	0%	5 bps	175 bps	170 bps
Convertible 2031	$604	$7,414	3.3	8.2x	0%	5 bps	800 bps	795 bps
Convertible 2032	$800	$8,214	4.0	7.4x	0%	9 bps	850 bps	841 bps
Total Debt	**$8,214**	**$8,214**		**7.4x**				
Preferred Stock:								
STRF	$898	$9,112	11.3	6.7x	1%	9 bps	550 bps	541 bps
STRK	$1,068	$10,180	13.9	6.0x	1%	9 bps	550 bps	541 bps
Total Preferred Stock	**$1,966**	**$10,180**		**6.0x**				
Total Debt & Pref. Stock	**$10,180**	**$10,180**		**6.0x**				

Note: As of May 30, 2025. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations.

(1) Duration calculated until put date for converts. Duration calculated as Macaulay duration for preferred equity.
(2) Calculated as the probability that BTC Rating falls below 1x at the end of the given Duration, using a lognormal model adjusted for BTC ARR and BTC Volatility.
(3) Calculated by annualizing BTC Risk assuming the same risk each year and no recovery if collateral falls short. BTC Credit = (–ln(1 – BTC Risk) ÷ Duration).
(4) Source: Bloomberg, Kynex. Assuming 0.50% borrow cost and 60% vol to calculate credit spread for convertible notes. Assuming 200 bps embedded call option value in STRK.

Strategy₿

Copyright © 2025 Strategy. All Rights Reserved.

33

More HY Like More IG Like Assessing Default Risk of BTC Backed Fixed Income STRD offers attractive yield compared to its low probability of default 5-Year BBG MSTR 4.5% Prob. Default Volatility (1) (2) Default Grade 4.0% 100% HY3 3.73% 3.5% 90% HY2 3.16% 3.0% 80% HY1 2.60% 2.5% 70% 2.07% IG10 2.0% 60% 1.56% IG8 1.5% 50% IG7 1.09% 1.0% 40% 0.66% IG4 0.5% 30% 0.31% IG1 0.0% 1 2 3 4 5 Years Note: Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. Source: Bloomberg Corporate Default Risk Model (“DRSK”) as of May 30, 2025 for MicroStrategy Incorporated (MSTR); DRSK references MSTR balance sheet information as of March 31, 2025. (1) 5Y annualized probability of default as reported by DRSK. (2) Bloomberg 1Y Default Grade. Scale includes Investment Grade, High Yield, and Distressed with ranges from IG1 – IG10, HY1 – HY6, and DS1 – DS5. Copyright © 2025 Strategy. All Rights Reserved. 34 Bloomberg Annualized Default Risk (%)

Equity ATM Uses Cover Fixed Annual Obligations and Opportunistically Purchase Bitcoin Notional Coupon or Annual BTC Avg Daily Traded MSTR Avg Daily Traded Value Dividend % Obligation Volume Last 30 Days Volume Last 30 Days (1) Converts $8,214M 0.421% $35M $54.3B $5.6B STRF $898M 10.000% $90M STRK $1,068M 8.000% $85M Annual Fixed Obligations ATM Equity Raised in YTD25 STRD $250M 10.000% $25M $235M Total $10,357M $235M $9.1B Annual Fixed Obligations as % of Daily Traded Volume 4.2% Annual Fixed Obligations as % of LTM Equity Raised 0.9% Annual Fixed Obligations as % of LTM Traded Volume 0.02% Note: As of June 1, 2025 (1) Represents the weighted average coupon rate on convertible debt. Copyright © 2025 Strategy. All Rights Reserved. 35

Credit Spread of Traditional Bonds (1) Current Market Credit Spreads for Associated Credit Ratings (bps) 550+ 275 – 500 175 – 300 100 – 200 75 – 125 50 – 100 30 – 75 AAA AA A BBB BB B CCC and lower Source: Federal Reserve Bank of St. Louis (FRED). (1) Represents the approximate historical range of option-adjusted spreads relative to the spot Treasury curve for the associated credit rating ICE BofA index. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. Copyright © 2025 Strategy. All Rights Reserved. 36 36

Over-Collateralization and Credit Spreads of Traditional Bonds

Over-Collateralization = Ratio of Tangible Liquid Assets to Total Liabilities

BTC Rating (Collateral Coverage for Trad. Bonds)	MSTR Fixed Income Securities			Traditional Corporate Bonds	
	Security	BTC Credit[1] 30% BTC ARR, 50% BTC Vol	Market Credit Spread[2]	Credit Rating	Market-implied Credit Spread
60.4x	Convertible 2028	0 bps	150 bps	No rated U.S. company has a comparable >3x over-collateralization on their fixed income securities in assets other than cash equivalents and marketable securities	
20.3x	Convertible 2030 (0.000%)	0 bps	925 bps		
10.1x	Convertible 2029	2 bps	850 bps		
8.2x	Convertible 2030 (0.625%)	5 bps	175 bps		
8.2x	Convertible 2031	5 bps	800 bps		
7.4x	Convertible 2032	9 bps	850 bps		
6.7x	STRF	9 bps	550 bps		
6.0x	STRK	9 bps	550 bps		
6.0x	Strategy (Overall)				
3x-6x					
2x-3x				AA to high-A	50-125 bps
<2x				AAA to D	30-1,000 bps

Note: As of June 1, 2025. Information presented is provided for illustrative purposes only. Actual results may vary materially from these illustrative results.
(1) Calculated by annualizing BTC Risk assuming the same risk each year and no recovery if collateral falls short. BTC Credit = (–ln(1 – BTC Risk) ÷ Duration).
(2) Source: Bloomberg, Kynex. Assuming 0.50% borrow cost and 60% vol to calculate credit spread for convertible notes. Assuming 200 bps embedded call option value in STRK.

Copyright © 2025 Strategy. All Rights Reserved.

37

Strategy

STRD Valuation Framework STRD delivers a unique exposure to bitcoin with compelling yield and strong collateral coverage STRD BTC COVERAGE INTEREST RATES BTC VOLATILITY ~6x backed by world’s 10% fixed non- Supported by leading corporate cumulative dividend long-term stabilization bitcoin reserve of bitcoin collateral For illustrative purposes only; does not constitute investment advice and should not form the basis for an investment in STRD. BTC coverage is based on the bitcoin price of $105,000 as of May 30, 2025. Copyright © 2025 Strategy. All Rights Reserved. 38

STRD (“Stride”) Summary of Terms Issuer • Strategy Security • Perpetual Stride Preferred Stock (STRD) Ranking • Senior only to MSTR common stock, junior to STRK, STRF, and to debt Stated Amount • $100 per share of STRD • Adjusted periodically to the greater of (1) the Stated Amount per share of STRD; and (2) the Fair Market Value (as defined) per share of Liquidation Preference STRD • Non-cumulative dividends at 10% per annum on the Stated Amount, payable quarterly in cash when, as and if declared by Strategy’s board of directors, out of funds legally available for their payment Fixed Dividend • The issuer cannot pay any dividends on common stock if it has not made the most recent quarterly dividend payment on STRD Fundamental Change Put • Upon the occurrence of certain business combination transactions, each holder of STRD will have the right to require Strategy to Right repurchase its STRD at a repurchase price equal to the Stated Amount thereof, plus any declared and unpaid dividends • Non-callable for life, except for certain adverse tax scenarios or if <25% of the number of shares of STRD issued in this offering or in any Issuer Call Option future offering remain outstanding. Redemption price is equal to the Liquidation Preference at the time the related redemption notice is sent, plus any declared and unpaid dividends Governance • STRD does not have common stock voting rights STRD Listing • Expected to be listed on Nasdaq as soon as reasonably practicable Lockup • 30 days for Issuer solely related to future issuances of STRD Distribution • SEC Registered For illustrative purposes only; does not constitute investment advice and should not form the basis for an investment in STRD, MSTR or any other securities. Please refer to the STRD prospectus supplement and description of preferred stock for complete information regarding the product and offering. Copyright © 2025 Strategy. All Rights Reserved. 39

Appendix Copyright © 2025 Strategy. All Rights Reserved.

Basic and Assumed Diluted Shares Outstanding Calculation 12/31/2020 12/31/2021 12/31/2022 12/31/2023 12/31/2024 3/31/2025 6/1/2025 Total Bitcoin Holdings 70,470 124,391 132,500 189,150 4 47,470 528,185 580,955 (1) Shares Outstanding (in '000s) Class A 76,230 93,220 95,850 149,041 2 26,138 246,537 259,702 Class B 19,640 19,640 19,640 19,640 19,640 19,640 19,640 (2) Basic Shares Outstanding 95,870 1 12,860 115,490 168,681 2 45,778 266,178 2 79,342 2025 Convert Shares @$39.80 16,330 16,330 16,330 1 6,330 - - - 2027 Convert Shares @$143.25 - 7,330 7,330 7,330 7,330 - - 2028 Convert Shares @$183.19 - - - - 5,513 5,513 5,513 2029 Convert Shares @$672.40 - - - - 4,462 4,462 4,462 2030 Convert (0.625%) Shares @$149.77 - - - - 5,342 5,342 5,342 2030 Convert (0.000%) Shares @$433.43 4,614 4,614 2031 Convert Shares @$232.72 - - - - 2,594 2,594 2,594 2032 Convert Shares @$204.33 - - - - 3,915 3,915 3,915 STRK Convert Shares @$1,000.00 - - - - - 765 1,068 Options Outstanding 11,570 11,670 15,770 1 2,936 4,956 4,560 4,284 RSU/PSU Unvested 740 1,050 1,200 2,359 1,845 1,710 1,643 (3) Assumed Diluted Shares Outstanding 124,510 149,240 1 56,120 207,636 281,735 2 99,653 3 12,778 BTC Yield % (YTD) 74.3% 16.9% BTC Gain (in BTC Terms) (YTD) 140,631 75,826 (1) Reflects retroactive adjustment for the Company's 10-for-1 stock split effected by means of a stock dividend distributed after the close of trading on August 7, 2024. (2) Basic Shares Outstanding reflects the actual class A common stock and class B common stock outstanding as of the dates presented. For purposes of this calculation, outstanding shares of such stock are deemed to include shares, if any, that were sold under at-the-market equity offering programs or that were to be issued pursuant to options that had been exercised or restricted stock units that have vested, but which in each case were pending issuance as of the dates presented. (3) Assumed Diluted Shares Outstanding refers to the aggregate of our actual shares of common stock outstanding as of the end of each period plus all additional shares that would result from the assumed conversion of all outstanding convertible notes and convertible preferred stock, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments. Copyright © 2025 Strategy. All Rights Reserved. 41

Important Information about KPIs used in this Presentation BTC Yield is a key performance indicator (“KPI”) that represents the percentage change, during a period, of the ratio between the Company’s bitcoin holdings and its Assumed Diluted Shares Outstanding, where: • “Assumed Diluted Shares Outstanding” refers to the aggregate of our Basic Shares Outstanding as of the dates presented plus all additional shares that would result from the assumed conversion of all outstanding convertible notes and convertible preferred stock, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units as of such dates. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments. • “Basic Shares Outstanding” reflects the actual class A common stock and class B common stock outstanding as of the dates presented. For purposes of this calculation, outstanding shares of such stock are deemed to include shares, if any, that were sold under at-the-market equity offering programs, that were to be issued pursuant to options that had been exercised or restricted stock units that have vested or that were to be issued with respect to conversion requests received with respect to convertible securities, but which in each case were pending issuance as of the dates presented. BTC Gain is a KPI that represents the number of bitcoins held by the Company at the beginning of a period multiplied by the BTC Yield for such period. BTC $ Gain is a KPI that represents the dollar value of the BTC Gain calculated by multiplying the BTC Gain by the market price of bitcoin. For determining BTC $ Gain QTD and YTD, unless otherwise specified, the Company uses the current market price of bitcoin. For determining BTC $ Gain for a past fiscal year or other past period, the Company uses the market price of bitcoin as of 4:00pm ET as reported on the Coinbase exchange on the last day of the applicable period. The Company uses these market prices of bitcoin for this calculation solely for the purpose of facilitating this illustrative calculation. The Company uses BTC Yield, BTC Gain and BTC $ Gain as KPIs to help assess the performance of its strategy of acquiring bitcoin in a manner the Company believes is accretive to shareholders. The Company believes these KPIs can be used to supplement an investor’s understanding of the Company’s decision regarding the manner in which it funds the purchase of bitcoin and the value created in a period by: • in the case of BTC Yield, comparing the rate of change in the Company’s bitcoin holdings as compared to the rate of change in the number of shares of its common stock and instruments convertible to common stock; • in the case of BTC Gain, hypothetically expressing the change reflected in the BTC Yield metric as if it reflected an increase in the amount of bitcoin held at the end the applicable period as compared to the beginning of such period; and • in the case of BTC $ Gain, further expressing that gain as a dollar value by multiplying that bitcoin-denominated gain by the market price of bitcoin at the end of the applicable period as described above. Copyright © 2025 Strategy. All Rights Reserved. 42

Important Information about KPIs used in this Presentation (Cont’d) When the Company uses these KPIs, management takes into account the various limitations of these metrics, including that they: • do not take into account debt, preferred stock and other liabilities and claims on company assets that would be senior to common equity; and • assume that all indebtedness will be refinanced or, in the case of the Company’s senior convertible debt instruments and convertible preferred stock, converted into shares of common stock in accordance with their respective terms. BTC Yield, BTC Gain and BTC $ Gain are not, and should not be understood as, operating performance measures or financial or liquidity measures. Specifically: • BTC Yield is not equivalent to “yield” in the traditional financial context. It is not a measure of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or a measure of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets. • BTC Gain and BTC $ Gain are not equivalent to “gain” in the traditional financial context. They also are not measures of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or measures of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets. It should also be understood that BTC $ Gain does not represent a fair value gain of the Company’s bitcoin holdings, and BTC $ Gain may be positive during periods when the Company has incurred fair value losses on its bitcoin holdings. The trading price of the Company’s class A common stock is informed by numerous factors in addition to the amount of bitcoins the Company holds and number of actual or potential shares of its class A common stock outstanding, and as a result, the market value of the Company’s securities may trade at a discount or a premium relative to the market value of the bitcoin the Company holds, and neither BTC Yield, BTC Gain nor BTC $ Gain are indicative or predictive of the trading price of the Company’s securities. As noted above, these KPIs are narrow in their purpose and are used by management to assist it in assessing whether the Company is raising and deploying capital in a manner accretive to shareholders solely as it pertains to its bitcoin holdings. In calculating these KPIs, the Company does not consider the source of capital used for the acquisition of its bitcoin. Specifically, the Company notes it has acquired bitcoin using proceeds from the offerings of: • non-convertible instruments, such as its 6.125% Senior Secured Notes due 2028 (which the Company has since redeemed) and 10.00% Series A Perpetual Strife Preferred Stock; and • convertible senior notes and convertible preferred stock, which, at the time of issuance had, and may from time-to-time have, conversion prices above the current trading prices of the Company’s common stock, or, in the case of convertible senior notes, conversion rights that are not then exercisable. Copyright © 2025 Strategy. All Rights Reserved. 43

Important Information about KPIs used in this Presentation (Cont’d) The use of the proceeds from such offerings to purchase bitcoin has the effect of increasing the BTC Yield, BTC Gain and BTC $ Gain, while also increasing the Company’s indebtedness and senior claims of holders of instruments other than class A common stock with respect to dividends and to the Company’s assets, including its bitcoin, in a manner that is not reflected in these metrics. If any of the Company’s convertible notes mature or are redeemed without being converted into common stock, or if the Company elects to redeem or repurchase its non-convertible instruments, the Company may be required to sell shares of its class A common stock or bitcoin to generate sufficient cash proceeds to satisfy those obligations, either of which would have the effect of decreasing BTC Yield, BTC Gain and BTC $ Gain, and adjustments for such decreases are not contemplated by the assumptions made in calculating these metrics. Accordingly, these metrics might overstate or understate the accretive nature of the Company’s use of capital to buy bitcoin because not all bitcoin is purchased using proceeds of issuances of class A common stock, and not all proceeds from issuances of class A common stock are used to purchase bitcoin. In addition, we are required to pay dividends with respect to our perpetual strike preferred stock and perpetual strife preferred stock in perpetuity. We could pay these dividends with cash or, in the case of perpetual strike preferred stock, by issuing shares of class A common stock. If we issue shares of class A common stock in lieu of paying dividends in cash, or if we issue shares of class A common stock for cash to fund the payment of cash dividends, then we would experience an increase in our Assumed Diluted Shares Outstanding without a corresponding increase in our bitcoin holdings, resulting in a decrease in BTC Yield, BTC Gain and BTC $ Gain for the period in which such sales of bitcoin or issuance of shares of class A common stock occurred. The Company has historically not paid any dividends on its shares of class A common stock, and by presenting these KPIs the Company makes no suggestion that it intends to do so in the future. Ownership of the Company’s securities, including its class A common stock and preferred stock, does not represent an ownership interest in the bitcoin the Company holds. The Company determines its KPI targets based on its history and future goals. The Company’s ability to achieve positive BTC Yield, BTC Gain, or BTC $ Gain may depend on a variety of factors, including its ability to generate cash from operations in excess of its fixed charges and other expenses, as well as factors outside of its control, such as the price of bitcoin, and the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results. Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. These KPIs are merely supplements, not a substitute. They should be used only by sophisticated investors who understand their limited purpose and many limitations. Copyright © 2025 Strategy. All Rights Reserved. 44

Important Information about other Terms used in this Presentation The following terms used in this presentation provide a conceptual framework for how management views its securities and capital financing decisions in the context of the Company’s bitcoin strategy. These terms are presented for illustrative purposes only, and do not constitute investment advice, and should not be used to form the basis for an investment decision. Please review these definitions carefully to understand the limitations of these illustrative metrics, and please refer to the Company’s SEC filings and financial statements for information about the Company, its business, securities, strategy, bitcoin holdings and similar matters. BTC Valuation BTC $ Income is the dollar value of the unrealized gain or loss on bitcoin acquired with any given financing, net of associated dividend or interest costs, and multiplied by, in the case of a net gain, the BTC Spread, or, in the case of a net loss, 100% , over the applicable period. For any debt or liability with a maturity, the redemption of such debt or liability, excluding any dilution already assumed in the original calculation of BTC Gain, is treated as a cost, similar to dividend or interest costs. BTC $ Income is presented for illustrative purposes only, and it does not represent income in the traditional financial context. BTC $ Value is the sum of BTC $ Gain and BTC $ Income. BTC $ Value is presented for illustrative purposes only, and it does not represent “value” in the traditional financial context. BTC $ Equity is BTC NAV less BTC $ Value. BTC $ Equity is presented for illustrative purposes only, and it does not represent “equity” in the traditional financial context. BTC Torque is the ratio of BTC $ Value to BTC Capital. BTC Multiple is the ratio of BTC NAV to BTC $ Equity. Copyright © 2025 Strategy. All Rights Reserved. 45

Important Information about other Terms used in this Presentation BTC Credit BTC Rating is the ratio of our Bitcoin NAV and the sum of the notional values of the instruments being rated and all instruments that are senior to and, if any liabilities share an equal claim to our assets, such instruments with a stated maturity date sooner than or that may become due upon an exercise of a repurchase right at the option of the holder sooner than, the liability being rated. BTC Rating does not represent a rating from any rating agency and is not equivalent to a rating in the traditional financial context. BTC Rating also does not account for potential cross-defaults under our debt obligations that would result in debt obligations with stated maturities later than the liability being rated becoming due sooner than the liability being rated. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. BTC Risk is the probability of an instrument having a BTC Rating less than 1 at the end of the Duration. This probability is derived from a lognormal distribution modeling of bitcoin’s price, adjusted for BTC ARR and BTC Volatility assumptions. BTC Risk does not represent an actuarial risk rating or a rating from any rating agency, and it is not a risk rating in the traditional financial context. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. Actual results may vary materially from these illustrative results.. BTC Credit is the credit spread necessary to offset BTC Risk for a given security. It is calculated by annualizing BTC Risk assuming the same risk of the BTC Rating of such security falling below 1 each year and assuming no recovery. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. BTC Credit Hurdle is the BTC ARR necessary to create investment grade BTC Credit, based on the framework presented in this presentation. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. Duration for a convertible bond is the sooner of the stated maturity date or the date it may become due upon an exercise of a repurchase right at the option of the holder. Duration for a preferred stock is the Macaulay Duration of such preferred stock. Macaulay Duration of a preferred stock is the quotient obtained by dividing the sum of 1 and the effective yield of such stock by the effective yield of such stock. Copyright © 2025 Strategy. All Rights Reserved. 46

Important Information about other Terms used in this Presentation BTC Forecast BTC ARR is an assumed annualized rate of return on bitcoin expressed as a percentage. This metric is presented for illustrative purposes only, and no prediction as to the price of bitcoin is being made. BTC Volatility is the assumed standard deviation of annual return of bitcoin expressed as a percentage. This metric is presented for illustrative purposes only, and no prediction as to the volatility of bitcoin is being made. BTC Price is the current market price of one bitcoin. BTC Treasury BTC Capital is the proceeds used from capital raised for the purpose of acquiring bitcoin. BTC Spread is the BTC Gain with respect to a given financing represented as a percentage of BTC Capital. BTC Spread is presented for illustrative purposes only, and it does not represent “spread” in the traditional financial context. BTC NAV represents the total number of bitcoin the Company holds as of a specified date multiplied by the current market price of one bitcoin (or the price of one bitcoin as of the date indicated). It does not take into account or include the Company’s indebtedness or the liquidation value of its perpetual preferred stock. As such, it is not equivalent to “net asset value” or “NAV” or any similar metric in the traditional financial context. Although it incorporates the label “NAV,” it is not a measure of either the net asset value of the Company or the value of the bitcoin held by the Company net of indebtedness, perpetual preferred stock liquidation preference and other obligations. Moreover, this Bitcoin NAV metric is not comparable to either net asset value or NAV metrics that may be reported by other companies, including ETFs, ETPs and mutual funds. Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. This metric is merely a supplement, not a substitute. It should be used only by sophisticated investors who understand its limited purpose and many limitations. mNAV represents a multiple of Bitcoin NAV, as of the specified date, calculated as the Company’s enterprise value (as we define it) divided by Bitcoin NAV. The Company’s enterprise value is calculated as the sum of (A) the total market value of all outstanding MSTR common stock, including class A common stock and class B common stock, calculated by multiplying the number of outstanding shares of class A common stock and class B common stock by the closing price of the class A common stock on the Nasdaq Global Select Market on the applicable date, (B) the aggregate principal amount of the Company’s indebtedness and (C) the aggregate notional value of the Company’s outstanding perpetual preferred stock, less (D) the Company’s most recently reported cash balance value. As with Bitcoin NAV, although mNAV incorporates the label “NAV,” it is not equivalent to “net asset value” or “NAV” or any similar metric in the traditional financial context. Additionally, it is not a measure of the amount by which the enterprise value exceeds net asset value in the traditional financial sense of those terms. Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. This metric is merely a supplement, not a substitute. It should be used only by sophisticated investors who understand their limited purpose and many limitations. Copyright © 2025 Strategy. All Rights Reserved. 47

Additional Information Strategy is not an exchange traded product (“ETP”) or an exchange-traded fund (“ETF”) registered under the Investment Company Act of 1940, as amended, is not subject to the same rules and regulations as an ETP or an ETF, and does not operate as an ETP or ETF. In particular, unlike spot bitcoin ETPs, we (i) do not seek for our shares of Class A common stock to track the value of the underlying bitcoin we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable spot bitcoin ETPs to continuously align the value of their shares to the price of the underlying bitcoin they hold through share creation and redemption, (iii) are a Delaware corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, (iv) are subject to federal income tax at the entity level and the other risk factors applicable to an operating business, such as ours, and (v) are not required to provide daily transparency as to our bitcoin holdings or our daily NAV. Copyright © 2025 Strategy. All Rights Reserved. 48

Risk Factors The perpetual stride preferred stock will be junior to our existing convertible notes, perpetual strike preferred stock, perpetual strife preferred stock, and existing and future indebtedness, and structurally junior to the liabilities of our subsidiaries and subject to the rights and preferences of any other class or series of preferred stock then outstanding. We may not have sufficient funds to pay dividends in cash on our perpetual stride preferred stock, or we may choose not to pay dividends on the perpetual stride preferred stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends. You may not receive dividends on the perpetual stride preferred stock, which are discretionary and non-cumulative. The preferred stock has only limited voting rights. We may issue preferred stock in the future that ranks senior, equal, or junior to the perpetual stride preferred stock with respect to dividends and liquidation rights, which may affect the rights of preferred stockholders. The condition of the financial markets, prevailing interest rates and other factors could significantly affect the value of the perpetual stride preferred stock. Holding perpetual stride preferred stock will not confer any rights with respect to our class A common stock. Copyright © 2025 Strategy. All Rights Reserved. 49 ***

Exhibit B

Transcript of Presentation

Matt Gannon

Hello and thank you for your consideration of Strategy’s announced perpetual stride preferred stock. Joining us from Strategy is executive chairman Michael Saylor and chief executive officer Phong Le.

Here you will find a summary of key terms for the STRD offering. Should you have further questions, please reach out to your representative at Barclays, Morgan Stanley, TD, or Moelis. With that I will turn over to Phong to begin the presentation.

Phong Le

Thank you Matt. Thank you everyone for joining our webinar today and watching this recording. We are launching STRD, the third of our preferred offerings and we’re doing it in a very strong market environment. As you can see here, STRK since launch at $80, has increased 29% in a period of about four months and STRF since launch has increased 22% since launch. This is in comparison to -6.1% during the same time period of STRK for other preferreds and negative 4.6% for other preferreds during the same period of STRF. So I think it’s a great market environment to be launching our third perpetual preferred offering.

Especially if you look at the last month. We have seen both of the perpetual preferreds, the STRK and STRF, perform up 13% and 15%. So a strong last month for each of these offerings.

If you take a step back and look at our annualized asset performance of MSTR, we’ve seen 103% returns over the last four years. That’s essentially double or almost double the returns of Bitcoin, quadruple the returns of the MAG7 and nearly 10 times the return of both the S&P 500 and gold.

If you take a look at us over that same period of time since the beginning of the Bitcoin Standard Era, we’ve outperformed all major assets—the big tech stocks, all assets, and against the S&P 500—with 2,885% returns since the beginning, when we adopted our Bitcoin strategy.

In one other view over the last three months with a lot of change and turbulence in the macroeconomic environment and global markets, we’ve seen MicroStrategy beating the entire Magnificent Seven and many of the other indexes that we compare ourselves to.

Our convertible bonds, since we’ve issued them, have also performed well. In fact, on a blended basis, they have returned 65%, which is slightly better than the returns of Bitcoin during that same period—59%.

Overall, across multiple different metrics that we measure ourselves—annualized return, we’re number one versus the S&P 500; and the options market, also number one against IBIT and against crypto complex. We mentioned before the Bitcoin Standard Era return of 2,885%. We’re the number two most volatile stock against the S&P 500, number six in terms of open interest against all of the stocks in the S&P 500 and when compared to taking our open interest as a percentage of our market cap, we’re number one again versus the S&P 500. We’re the largest corporate holder of Bitcoin in the world, with 61 billion dollars in Bitcoin asset value. Our trading volume compared to the S&P 500, we are number 10 against the S&P 500; and if you take a look at that trading volume as a percentage of a market cap—6%—that takes us up to number three.

So we recently announced our 42/42 billion capital plan and we’re happy to say that we’re 36% complete on that—56% through our equity plan, 23.4 billion dollars issued since we announced this plan in October of 2024 and 16% through our fixed income plan. That’s part of the reason we’re launching STRD—on the strength of STRF and STRK, and to be able to approach the target of the 42 billion dollars, we think STRD is quite important. Another thing to note is we’ve launched ATMs (at the market offerings) for both STRF and STRK, and to-date we have raised 316 million dollars of STRK, 49 million dollars in a short period time of STRF. And so we believe that there is enough liquidity in the fixed income market, and in STRK and STRF, that this is an appropriate time to launch STRD. Our intention is after we IPO STRD, we will also at the appropriate time launch an ATM on STRD also.

If you look at our year-to-date performance on BTC Yield % and BTC $ Gain, two KPIs that we measure ourselves against. We recently updated our BTC Yield % target to 25% and year-to-date (nearly halfway through the year) we’re at 16.9% BTC Yield %. For BTC $ Gain, we have a 15 billion dollar target and we’re also more than halfway through at 8 billion dollars, compared to our target of 15 billion dollars, nearly halfway through the year.

In terms of our current debt structure and our coverage on that debt, we have about 61 billion dollars of total Bitcoin asset value and 5 billion dollars of convertible debt that is currently out of the money. So when we look at it from that point of view, 61 billion dollars of Bitcoin net asset value and 5 billion dollars of out of the money converts, we are our well covered—12x coverage—on that.

The other question we often get is “what about the dividends?” How do we pay the dividends and what is the ability to have coverage of the dividends from our current STRD, current STRK and STRF perpetual preferred offerings? As we add STRD to the complex, how does this look? Well, if you take the same 61 billion dollars of Bitcoin asset value, take away the 5 billion dollars of out of the money converts, that’s about 56 billion dollars of coverage and with the needs that we currently have in terms of covering the dividends for STRF, STRK, and eventually STRD, we have ~290 years of dividends that we can pay using the Bitcoin that we have. If Bitcoin was to decline by 75 percent, we still have 37 years of preferred dividend coverage using our Bitcoin asset value. So we think we have a lot of coverage for the dividends and potential dividends of our perpetual preferred offerings.

If you look at our total capital structure, I mentioned the 61 billion dollars of Bitcoin value—that’s one way to look at it. Looking at our complete debt complex, you can see here that we have 50 billion that is essentially unencumbered by any of our debt. With the entire 61 billion dollars unencumbered if you take out the debt that we have, we still have 50 billion remaining. If you look at it from an equity perspective, currently our market capitalization is about 112 billion dollars and taking away again the 10 billion dollars or so of debt, we still have 102 billion dollars of equity to cover the debt that we have on it.

The final point I’ll make, or the next to final point I’ll make, is our convertible debt and the risk profile that the convertible debt provides. What I’ll mention here, what I want to point out is, that the 8.2 billion dollars for convertible debt—first of all, some of it is fairly long-dated, all the way out to 2032 (which is seven years from now) and secondly, I’ll point out, the interest on a convertible debt is really nominal; 0.421% at a weighted average annual fixed interest rate.

Last thing is, you know, a lot of folks ask—well, how do we think about what Bitcoin price might approach. So what we have here is we’ve assembled a view of all of our analysts and what they project for Bitcoin price in their different models. You can see here the average price projection for 2025 is 161,000 dollars, 50% up from where we are today. As you look out to 2026, $225,000. The three-year projection’s $257,000. And even one analysts (Bernstein) looks at this eight years out to 2033, a $1 million Bitcoin price. So those are some reference points that folks can think about when they consider investing in STRD and what might become of Bitcoin and what might become of MSTR.

So with that, I’m going to hand it over to Mike who will go into more detail with our new offering STRD.

Michael Saylor

I’m very excited to introduce STRD to all of you today. STRD represents our third preferred stock that we have brought to the market so far this year.

STRD is a preferred stock that will yield a 10% perpetual non-cumulative dividend. It’s a quarterly cash dividend. It’s non-callable for life. It’s going to be backed by about 6x Bitcoin collateral coverage at current Bitcoin price. So what we refer to as a BTC Rating of 6.

Why are we bringing STRD to market? Well, we’re building out the yield curve for Bitcoin-backed credit instruments. So STRF is our senior perpetual preferred. For a Bitcoin believer in Bitcoin-backed credit instruments, then STRF is meant to be something similar to investment grade. It will be the crown jewel of our preferred stack and our aim is for Bitcoin credit investors to view that as investment grade and we’ll work to over collateralize that and to make sure that it is always senior to every other preferred instrument we bring to market. STRK, of course, is a convertible preferred, so it’s partly dividend bearing and partly it has conversion right to MSTR common stock. STRD is really targeted at the high-yield market. It’s our high-yield credit instrument and if you look at it on this slide you can see that one of the benefits of STRD is we expect it to yield more than STRF. We expect it to be the highest yielding of the preferred equities that we offer to the market and we also expect it to be very long duration. So you can see, compared to high-yield loans or high-yield bonds, this will be a longer duration instrument because it’s perpetual with no call. Compared to STRK or to STRF, it should be a higher yielding preferred instrument. Of course, you could find a long duration US Treasury bond (like a 30-year Treasury bond), but our goal is to offer a combination of long duration and high-yield for credit investors that are looking for that.

If we look at it charted seniority versus volatility, you can see our most senior instrument in our capital structure is STRF, and then you can see the next most senior will be STRK, and then STRD will be third, and then of course the junior security is our common equity. Of course, on a volatility curve, we’ve constructed the capital structure so that our common equity is going to be the most volatile. That’s important because people want to build derivatives and options and the like off of that volatile instrument. STRK should be the second most volatile, it has proven to be somewhat less volatile than the equity, but more volatile than STRF over the last few months. We expect STRF to be the least volatile because it is senior in the capital structure. It’s the most senior instrument and we would think that STRD will probably be somewhat more volatile. Now, we can’t be quite sure about this until after we’ve absorbed it in the market for some amount of time. You know, it’s possible that STRF will become a much longer duration instrument and there’ll be volatility in the interest rate markets, in which case that might actually have a bigger impact on STRF than STRD. But we also think that the impact of Bitcoin moving around will impact the credit spreads and the expected risk of all these instruments, and that might have a greater impact on STRD than STRF. So this is our outlook right now. The one thing that’s really important though, just to observe, is that STRF is senior, STRK is junior to STRF, STRD is junior to STRK, and MSTR is junior to all three of these instruments.

Here’s a table that shows the three instruments. What you can see is that so far we’ve got outstanding notional $1,069 million of STRK. We’ve got about $899 million of notional STRF outstanding. This offering is targeted to start with a $250 million notional amount. All three of these will be listed, are listed, on NASDAQ. STRK and STRF are already trading. STRD should trade similar on NASDAQ with the STRD ticker. They’ve all got the same duration. You can see the dividend of STRD is 10% at par, just like STRF. The primary difference is whereas STRF is cumulative, STRD is non-cumulative and where STRF is senior, STRD will be junior. That means STRF will have the higher BTC Rating at all times. STRD will have a lower BTC Rating than STRF and STRK. Having said all that, a 5.9x BTC Rating is a pretty large amount of collateral coverage, almost 6x over collateralized. You can see the comparison. Phong showed performance. What’s extraordinary and what you pick up here is that both STRF and STRK have traded up more than 20% since their IPO’s. In the same time period a difficult macroeconomic environment where other preferred stocks have traded down approximately 5%.

STRD represents the fourth gear in our BTC engine and of course the point of our engine is to generate BTC torque via surgical management of our ATMs in every single trading day. So the lowest gear in our engine is the common equity and the second gear is STRK. STRD represents the third gear and STRF will be the fourth gear over time. You can see we’re doing daily rebalancing of each of these ATMs. As we rebalance the parameters of the ATMs, we let them run minute-by-minute programmatically and then we tend to work to synchronize our BTC acquisition as we raise capital in the capital markets. And these four gears, they give us the ability to continuously generate BTC Yield % and BTC Gain over time in all manner of market conditions. Sometimes, all four of these gears will be turning, especially if mNAV is very high on the equity, if the high-yield markets are very accommodating, if the more senior credit markets that we’re positioning STRF for are accommodating, and if there’s enthusiasm for a convertible preferred like STRK, we’ll be selling all four at the same time. There’ll be periods when we won’t be selling or we won’t be turning one of these gears or two or three. In extreme circumstances we might shut down the entire engine and coast, but as a practical matter, generally there’s probably one or more of these gears that’s going to be working and we will be reacting to the capital markets daily and minute-by-minute as we operate this BTC machine.

As you compare these instruments, STRD versus STRF, you can see they’re pretty similar except that one is a senior and one is a junior. You can see that the effective yield of STRF has fallen now below 10% because it has traded above par. Our goal with STRD is to just create a higher yielding instrument and one that will appeal to investors that want the higher yield. We would expect that as the BTC Rating of STRF increases, the credit spreads could improve and we expect that as investors become more comfortable with our Bitcoin collateral then that will be beneficial. Of course, that’s good over the long run for our common equity. It gives us a more efficient mechanism and it gives us a lower cost capital. But ultimately, we’ll have a lot more flexibility to raise capital if we have both of these instruments operating. If we weren’t bringing STRD to market, if this offering was simply a secondary offering of STRF, we would be undermining the credit of STRF and so probably the effective yield would, rather than continue to climb, it might be pressured or held stable. So, in fact, we think that it’s better for the company to offer the high-yield STRD at the same time as the senior STRF, and that gives us the ability to work both ends of the yield curve at the same time. Otherwise, there’s not that much difference between the two, except for the fact that there’s a cumulative dividend right to STRF and there are enhanced governance features for STRF in the event that a dividend is missed, and those two things don’t come along with STRD.

This is a snapshot of our capital structure and you can see we’ve got the converts at the top of the pyramid. They’re the most senior with the least risk. Then the crown jewel of our preferred is STRF. We have attached to it a 2.1 billion dollar shelf registration. We expect to be very judicious about how we exercise that ATM. STRK of course is a convertible preferred so you have some liquidation preferences. You have a dividend and then you have a conversion right. Think of it as a Bitcoin fellowship with the living stipend. For those who don’t want the volatility and the leverage and the common equity, this offers them the chance to participate in the upside, but with more principal protection and with that guaranteed dividend stream (or the constant dividend stream) that’s geared at 8% of par. STRD is our high-yield instrument and we’re starting out with this initial offering. But over time, we’re in a position to put another ATM on it and I would anticipate that at some point we will attach a shelf registration and an ATM to STRD. Then below STRD we have MSTR equity and of course we have our BTC holdings.

Now, if we think about how STRD impacts all parts of the capital structure, STRD is improving the BTC Rating of the converts, of STRF and of STRK. So the more STRD that we sell, the more collateral there is for those elements that are senior to it in the capital structure. So, in fact, we think that the market should perceive that STRD decreases the risk of the convertible bonds, decreases the risk of STRF, decreases the risk of STRK. It should be credit positive if we grow this enough. It seems like it would be a driver to the compression of credit spreads of the above three, and certainly our plan is to improve the credit and improve the performance of those three senior instruments through delivering STRD to the market and growing the STRD preferred equity base.

Now if you look below STRD at the elements that are junior to it, we think that STRD adds intelligent leverage to MSTR. STRD is a way for us to raise additional capital without diluting the common. So it’s quite reasonable that STRD could drive the mNAVs north. It could get us to a higher mNAV. Certainly our plan is to use STRD to drive the mNAV to two, to three, or to four or beyond. And how would you do it? Well intelligent leverage and the intelligent leverage of STRD is that we’ve got the leverage of a bond but principal is not coming due, and then, of course, we are incurring the dividend obligation. But because it’s non-cumulative, it’s a much lower risk dividend obligation than say a convertible bond. A convertible bond principal does come due and whatever coupon is an obligation. And STRF is much less risky and much more intelligent leverage than a bond because the principal doesn’t come due. But the dividend is cumulative and there are penalty provisions and so we’re going to have to do more penalty provisions and so it is a more risky form of leverage than STRD. STRD gives us the ability potentially to increase our leverage ratio much higher than if we simply relied on convertible bonds or STRF. And if STRF does become or emerge to be viewed as investment grade, then it’ll be sitting at a very different point in the yield curve and it’ll be in demand by a very different set of credit investors. STRD will allow us to continue to appeal to a different set of credit investors even if STRD does appreciate to investment credit spreads.

STRD, of course, has another impact on our equity. When the equity capital markets are strong, STRD allows us to achieve a higher mNAV. But when the equity capital markets are weak, in the event that say our mNAV is less than two and we’re not enthusiastic about selling equity, we could sell STRD in order to acquire Bitcoin until our mNAV were to appreciate to two, three, four, five. So we can use STRD in order to support a much higher mNAV in lieu of using our equity ATM. Now, in an extreme case where the mNAV were to fall to one or below one for the equity, STRD gives us the option to actually sell STRD and then buy our own stock back. So this is both an intelligent form of leverage to drive up the premium that our equity trades at versus Bitcoin NAV and it’s also a great defensive mechanism in case there were a market dislocation and the common equity were traded below mNAV. A very straightforward strategy for us to recover that would be to simply swap the STRD exposure for the MSTR exposure and capture that difference. It’s a very easy way for us to capture the discount and monetize the discount to the benefit of the common stock shareholders when we trade below mNAV, in the same way that we monetize the premium from time to time when we trade at a substantial premium above mNAV.

And of course the last point worth making is STRD is very accretive, or it’s very bullish, for BTC in general because STRD is going to open up a channel to the high-yield markets and that capital will flow from the high-yield markets into the Bitcoin ecosystem. The more capital that we’re able to raise to buy Bitcoin, the more accretive it is to Bitcoin and the price of Bitcoin. Of course, that feeds back to the value of our Bitcoin assets, which is beneficial to our common equity, beneficial to the value of the STRK conversion rate, and beneficial to the BTC Rating, and the collateral coverage for STRD, for STRK and for STRF, and of course beneficial to the converts. So STRD is an important part of the capital pyramid and we view it as being both accretive to all the major elements of our capital structure but also substantially de-risking our capital structure and giving us one more tool in our financial arsenal in order to either grow faster or to fend off any short attack or hostile activist attack to manipulate our common equity.

Here we can see the market comparisons of preferred stocks. You can see preferred equity comparables. There’s about $80 billion worth of assets in these ETFs right now, and on average preferred equities are yielding 6%-7% and they’ve got a fee that ranges anywhere from 40 basis points to 85 basis points. The high-yield bond ETFs, they generally have yields of 7% to 8%, and of course the loan ETFs, they have yields of 7% or 8%. They all have fees. Of course STRD will come without a fee, so we’re not going to have a fee, and you know assuming that it comes at or around par it’s going to have a much higher yield than any of these instruments. So we’re optimistic about our opportunities because there’s already, as you can see, tens of billions of dollars of capital invested in instruments that are yielding substantially less with much higher fees in the market today.

And as I said, STRD is building on our ecosystem and this slide illustrates that Strategy enables a wide variety of securities all based on Bitcoin. If you want just a baseline Bitcoin exposure, you’re going to buy the spot Bitcoin ETFs like IBIT, and there’s about $140 billion of spot Bitcoin ETF in the market worldwide right now. Our approach is we take advantage of our Bitcoin reserves and we use them as collateral in order to collateralize or back or provide performance for a variety of securities. Our convertible bonds are providing one sort of exposure with a credit protection and a different flavor of volatility, less volatility, more credit protection and as Phong showed the bonds are actually delivering upside that is in excess of Bitcoin but with a credit instrument. BMAX is an example of an ETF that is buying those MicroStrategy or MSTR convertible bonds.

STRK, STRD, STRF, they’re all intermediate in the capital structure. If you want a convertible preferred that’s a slightly lower delta instrument, that’s got a dividend, you could buy STRK. STRD will be our high-yield fixed preferred, STRF will be our senior targeted to be investment grade fixed preferred and then you can see at the bottom of this stack you’ve got MSTY, IMST, MST. These are actually examples of ETFs that are simply selling volatility, they’re attempting to generate the highest possible yield selling volatility all the time. Above MSTR are MSTX, MSTU, MSTZ—these are examples of 2x levered derivatives that are 2x long MSTR or 2x short MSTR to provide more volatility, more performance and of course if you want more than 2x you would go to the options market, which is quite substantial right now.

What makes our company unique is that we have this very liquid, very volatile, reasonably well understood, durable, credible BTC-backed equity instrument that is the MSTR common equity and it is the core amino acid or a building block for building these high volatility, high leverage securities in the options markets and the ETFs markets. It’s also the building block we use to create convertible preferred and to generate income or to generate cash flow to pay dividends for fixed preferreds like STRD or STRF. So we have emerged as unique in that way.

I will emphasize again what makes this possible is our substantial Bitcoin reserves—580,955 BTC right now. There’s a tendency to think, well those reserves aren’t doing anything, well they’re definitely doing something. The reserves are what collateralize the preferreds, they collateralize the bonds. The reserves are generating the performance, they’re generating the volatility and the liquidity for the common equity. So we like their role in that and our ability to issue certain amounts of preferred. If we want to issue a preferred stock with a BTC Rating of 10, obviously with $61 billion worth of Bitcoin you could see that we would be capped at no more than $6 billion worth of that instrument (assuming there was nothing senior to it). So the size of our reserves will ultimately control the amount and the rate at which we can issue other securities and of course you know as Bitcoin grows, the value of the reserves grow, and that gives us more flexibility with the issuance of our various preferred instruments and that has to be put in context versus the entire rest of the S&P 500.

As you can see, right now if you take the S&P index and you extract the financial services companies, then Strategy is number 11 in terms of the treasury side. So we have grown rapidly up the treasury stack. What is unique about us? Not just the rate at which we’re growing our treasury and not just the absolute size of the treasury. What is unique is that our treasury is 61 billion dollars of digital capital, right. We are substantially all (99.9%) Bitcoin, which means our treasury has Bitcoin performance and our treasury has Bitcoin volatility. That means that we can create this equity and these preferred equities and we can absorb and either damp or amplify as we choose the volatility and the performance of BTC, and that’s fairly unique and that makes us positively polarized to capital. We’re attracting capital at a fairly rapid rate right now and we expect we’ll continue to climb up this treasury ladder you know in due course.

Slide 30 underscores our view toward credit and credit risk, and so we have created a metric called BTC Risk. BTC Risk is the probability of being under collateralized on a BTC basis over a given time horizon. So if you use a one-year time horizon in this case and you know if you were 3x had a BTC Rating of 3 and volatility was 60%, then you could see there’d be a 6.29% risk at the end of one year that you would be under collateralized. You can see the risk increases as the volatility increases, and the risk decreases as the BTC Rating increases. This makes sense, if I have ten dollars for every one dollar of a liability, then the likelihood that BTC trades down 90% is fairly low. You can see even at a 70% volatility, that pops up on our chart here at 16 basis points. If you take this structure, if you calculate BTC Rating, and then you apply statistical modeling, and then you apply the duration of the credit instrument, you can start to develop a very specific precise BTC Risk for every credit instrument, for every given duration.

So you can see on this slide we’ve laid out the capital structure of Strategy as of March 16, 2025, and this is just before the STRF launch. You can see for the Bitcoin price at the time, at a 50% volatility, assuming you were a skeptic and you assumed a 0% BTC ARR, we calculated the BTC Risk of this entire structure and we calculate the BTC Credit of this structure, and you can see our securities range from a BTC Rating of 41 all the way down to 4.6.

Now let me fast forward to May 30, 2025, and this is the capital structure today, or as of this deal. The BTC price is unchanged, the volatility input is still 50%, the outlook is still skeptical so we’re assuming 0% BTC ARR over the next decade for Bitcoin. But you can see that the BTC Risk numbers fall dramatically for the bonds anywhere from 0% to 7%, and that means the BTC Credit numbers fall dramatically. Of course you can calculate the market credit spread (that is how are the bonds price right now) and then you can calculate the premium. You can see that in some cases there are large premiums, in some cases there are small premiums, so the market sets the price. This model implies a certain BTC Credit, and if you believe the model, then there’s a spread premium. Of course, you can calculate the same thing for STRF and for STRK. The most important observation from this page is that all of these instruments trade with a spread premium. That is to say the BTC Credit is lower than the market credit spread, and that means the market doesn’t appreciate Bitcoin as collateral the way that you might if you embrace this BTC statistical model.

Now if you’re a Bitcoin maximalist and you believe that Bitcoin was going to appreciate 30% per year (30% BTC ARR), that changes your view of risk dramatically. Because you can see, even plugging in the same volatility and the same Bitcoin price, if your outlook is bullish then the risk of all the bonds collapses to less than 1%, collapses to 0% rounded to the nearest integer percentage. The risk on the preferreds also collapses to 1%. Of course, the BTC Credit falls to just a handful of basis points. Of course, the market credit spread stays the same and you can see the spread premiums dramatically expand. So for a skeptic, you might price these bonds much lower if you’re a Bitcoin believer. Then these preferred instruments and these convertible instruments would potentially be much more valuable to you.

If you don’t want to embrace a Bitcoin backed credit model (if you’re not interested in using BTC Volatility, BTC ARR, BTC Rating, in order to drive to a BTC Credit number) another way to do this is to utilize the Bloomberg corporate default risk model. So we actually created that here and we’re showing you the results of that for MSTR. Of course, it’s driven by volatility and you can see that as the volatility of MSTR falls, we move from a high-yield rating to more of an investment grade type rating here. Of course, you can go ahead and plug in your own number and decide what kind of risk would be appropriate. This shows a five-year probability default.

Coming back to the question of how do we pay the dividends, you can see here that Bitcoin has traded $54 billion average trading volume over the past 30 days. So BTC is very very liquid. MSTR’s average trading volume is about $5.6 billion a day, so not as liquid as BTC, but an extremely liquid instrument, Our annual fixed obligations are about $235 million. You have to compare that to the equity we’ve raised so far, year to date that’s $9.1 billion. So the total fixed obligations we have as a percent of daily trading volume is 4.2%, as a percentage of the last 12 months, equity that we’ve raised is about 90 basis points, and as a percentage of the last 12 month trading volume of MSTR is two basis points. So we feel confident that we should be able to raise the capital in order to pay these dividends without stressing any part of our capital structure.

Slide 36 illustrates the credit spread of traditional bonds. We’re currently engaged in a process of educating the market about the credit worthiness of Bitcoin-backed credit instruments and Bitcoin-backed credit instruments are a fairly new thing. The traditional market is very familiar with fiat-backed credit instruments, and as you can see here, normally credit spreads for investment grade are anywhere from 30 to 125 basis points. As your credit rating falls, these credit spreads increase to much larger numbers. We’re confident over time that we will persuade some investors that are Bitcoin believers to start to think more seriously about Bitcoin as collateral. As they start to embrace BTC Ratings and BTC Risk and BTC Credit metrics, then we expect that our fixed income instruments and our preferreds will be re-rated by the marketplace. So there is upside and we’re enthusiastic about our education efforts to get the market to view us as an investment grade company issuing some instruments that are investment grade type instruments or are comparable to investment grade type instruments.

On slide 37, you can see why we believe this, because the lowest collateralized instrument we have is going to be six times over collateralized and the highest seniority instrument is 60 times over collateralized. If you look at the conventional capital markets, there is no rated US company that is more than three times over collateralized on their fixed income securities. So in this particular case, we think that we’re pioneering a new area of super over collateralized credit instruments. So they’re not rated right now and the credit rating agencies have not embraced Bitcoin as collateral, but clearly this is the opportunity for our common equity shareholders and for our fixed income investors. This is an opportunity for the market and the industry in general, and you can see we have good reason to be optimistic based upon this table.

So let me end with the thought that STRD it’s going to be driven by BTC coverage as the price of Bitcoin appreciates. The BTC Rating is going to appreciate, that means the credit risk perceived in the instrument should decrease. That means that the credit spread should compress. If the credit spread compresses, then STRD can trade up from whatever level we initially sell it at, so that would be credit positive for STRD. We think that because it’s a very long duration instrument, if interest rates fall, if SOFR falls over time, that could be very beneficial to STRD because we have a long duration fixed dividend and then of course as Bitcoin Volatility changes, an increase in volatility of BTC would increase the risk. But a decrease in volatility of BTC would, of course, decrease the BTC Risk and that should be credit positive for this instrument, should compress credit spreads over time. Our belief is Bitcoin has been growing 50% to 60% a year. Over the course of 20 years, my belief is Bitcoin grows about 29% a year over the course of 20 years, and as it decelerates from its 50% or 55% growth rate down to say 20%, we think that the volatility—at least I believe the volatility—of Bitcoin will also decelerate and should fall from 55% toward the 20% level. Of course, it’ll take two decades for that to happen. But over time, as Bitcoin emerges as an institutional great asset class, it’s very reasonable that its performance begins to converge on the S&P index or some equity capital markets number, it’s reasonable that the volatility begins to converge in the same way. So whatever happens, the important thing is that in a high volatility environment that is very that is equity positive for us. Higher volatility increases the value of our equity instruments and the derivatives and the options that trade above the Bitcoin baseline. That gives us the option to strip the volatility, to sell the credit instruments. On the other hand, in a lower volatility environment, we have more credit-worthy instruments so it’s reasonable that we could increase our leverage ratio. So the company is pretty well positioned to either run with the lower leverage ratio on a high-vol environment, or a higher leverage ratio in a lower-vol environment. We can tune this over time in order to ensure that we reach optimal performance with our equity and with all of these other instruments.

I will just end just reiterating the terms. It’s pretty straightforward, $100 par, 10% dividend at par, junior to the other preferreds.

Our appendix has some nice details on our Assumed Diluted Shares Outstanding and also there’s a more detailed explanation of how we view BTC Yield %, BTC Gain, BTC $ Gain and also how we view BTC Rating, BTC Risk, BTC Credit metrics etcetera. So, if you have questions about that, feel free to read the details in the appendix. We thank all of you for your time today and for your interest in this offering.

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